Exhibit 99.1

Greg Parker Investor Relations 210/220-5632 or Renee Sabel Media Relations 210/220-5416

FOR IMMEDIATE RELEASE

July 25, 2012

CULLEN/FROST REPORTS SOLID SECOND QUARTER RESULTS

$2.0 Billion Increase in Average Deposits

•	Period-end loan growth up 5.2 percent over 2011 second quarter

•	Average deposits up 13.7 percent

•	Asset quality continues to improve

•	Net income rises 4.3 percent despite interchange impact

SAN ANTONIO—Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported that loan and deposit growth drove strong second quarter results, as the Texas financial services leader continues to demonstrate its ability to operate effectively and increase revenue in a challenging regulatory and interest rate environment.

Cullen/Frost reported net income for the second quarter of 2012 of $58.1 million, a 4.3 percent increase over second quarter 2011 earnings of $55.7 million. On a per-share basis, net income was $0.94 per diluted common share, compared to $0.91 per diluted common share reported a year earlier. Returns on average assets and equity were 1.14 percent and 9.95 percent respectively, compared to 1.23 percent and 10.45 percent for the same period a year earlier.

“Cullen/Frost delivered another solid quarter for our shareholders, despite a sluggish economy, regulatory challenges and historically low interest rates,” said Dick Evans, Cullen/Frost chairman and CEO. “I was especially pleased to see average loans increase by 2.3 percent over the same quarter of 2011—5.2 percent on a period-end basis We are beginning to see the results of our disciplined calling efforts. Our value proposition is resonating with our customers, as evidenced in part, by the strong 13.7 percent growth in average deposits and a 4.8 percent increase in trust income this quarter.

“Throughout the recession, we have focused on building new relationships, confident that they positioned us well for stronger future growth. Although we are nowhere near pre-recession levels, we have seen some measured optimism in the market, especially with our larger business clients. The new businesses we’ve brought in made a significant contribution to the $2.0 billion in average deposit growth since last year’s second quarter. Since year-end 2007, we have increased our asset size by 55 percent.

“As expected, the Durbin amendment to Dodd-Frank is pressuring income from interchange and debit card transaction fees. Despite this impact on non-interest income, we continue to increase earnings and manage expenses well.”

“We are fortunate to be in Texas, where jobs are growing faster than the nation,” Evans said. “Texas jobs are projected to grow by 2.5 to 3 percent this year, about twice that of the nation, and the unemployment rate of 6.9 percent is well below the national average of 8.2 percent. With strong energy and technology sectors and stable housing markets that didn’t go through boom-and-bust cycles, Texas remains one of the strongest states in the nation.

“The banking industry continues to face regulatory challenges as hundreds of rules related to Dodd-Frank have yet to be interpreted. At Frost, we are moving forward with confidence and delivering outstanding shareholder value. We continue to focus our marketing efforts on increasing brand awareness to help more Texans understand the Frost difference. Our decision to publicly turn down TARP bailout funds resonates well with customers and prospects, along with the 21 Greenwich Associates awards Frost Bank won this year for excellence in business banking and treasury management. Frost Bank ranks highest in Texas for the third consecutive year in the J.D. Power and Associates U.S. Retail Banking Satisfaction Study. And we were one of 50 U.S. companies recognized as a J.D. Power 2012 Customer Service Champion.

“In June, after more than a century as a national bank, our banking subsidiary finalized the move to become a Texas state bank and member of the Federal Reserve. Frost Bank’s primary regulators are now in Texas – the Texas Department of Banking in Austin and the Federal Reserve Bank of Dallas – not Washington, D.C. We anticipate better communication with our regulators and believe it was the right decision for our company. Even though our legal name has changed to Frost Bank, our customers can still count on both FDIC protection on deposits and our commitment to operating one of the strongest banks in the nation.

“Our outstanding employees continue to bring our culture to life every day, adding value to customer relationships and providing exceptional service. I appreciate their commitment to our company and our culture,” Evans continued.

For the first six months of 2012, net income was $119.1 million, or $1.93 per diluted common share, compared to $107.6 million, or $1.75 per diluted common share, for the first six months of 2011. Returns on average assets and average equity for the first six months of 2012 were 1.19 percent and 10.27 percent, respectively, compared to 1.21 percent and 10.29 percent for the same period in 2011.

Other noted financial data for the second quarter follows:

•

Tier 1 and Total Risk-Based Capital Ratios remained strong at 14.07 percent and 15.61 percent, respectively, at the end of the second quarter of 2012 and are in excess of well capitalized levels. The tangible common equity ratio was 8.94 percent at the end of the second quarter of 2012 compared to 9.12 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less goodwill and intangible assets divided by end of period total assets less goodwill and intangible assets.

•

Net interest income on a taxable-equivalent basis increased $4.5 million, or 2.8 percent, to $164.0 million, from the $159.5 million reported a year earlier. This increase primarily resulted from an increase in the average volume of interest earning assets and was partly offset by a decrease in the net interest margin. Strong growth in deposits helped to fund the increase in the volume of earning assets. The net interest margin was 3.61 percent for the second quarter, compared to 3.95 percent for the second quarter of 2011 and 3.73 percent for the first quarter this year.

•

Non-interest income for the second quarter of 2012 was $69.8 million, compared to the $70.8 million reported a year earlier. Trust and investment management fees were $21.3 million, up $966,000, or 4.8 percent, compared to $20.3 million in the second quarter of 2011. Most of the increase resulted from oil and gas trust management fees, up $486,000. Insurance commissions and fees were $9.2 million, up $1.3 million from the $7.9 million reported in last year’s second quarter. Other charges, commissions and fees were $7.8 million, up $1 million, or 14.7 percent, when compared to $6.8 million reported in the same quarter a year earlier. The largest component of this increase was $477,000 in human resources consulting fees related to the Stone Partners acquisition, which was completed at the beginning of the year. Revenue from interchange and debit card transaction fees was $4.3 million, down $4.4 million from $8.7 million for the second quarter of 2011. This reduction was directly related to regulatory changes implemented by the Durbin Amendment to Dodd-Frank.

•

Non-interest expense for the quarter was $142.5 million, an increase of $5.7 million, or 4.2 percent, compared to the $136.8 million reported for the second quarter of last year. Salaries and benefits rose $1.8 million, or 2.5 percent, to $76.7 million as a result of normal annual merit and market increases, as well as an increase in pension expense. Furniture and equipment expense increased $1.1 million, or 8.8 percent, from the same quarter last year, with most of the increase coming from software maintenance. Other non-interest expense increased $2.3 million or 6.7 percent, from a year earlier. Write-downs of company assets and other real estate owned represented $1.1 million of this increase. Also impacting the increase was a $452,000 rise in advertising and brand promotion expense.

•

For the second quarter of 2012, the provision for possible loan losses was $2.4 million, compared to net charge-offs of $3.9 million. The loan loss provision for the second quarter of 2011 was $9.0 million, compared to net charge-offs of $10.6 million. Non-performing assets for the second quarter of 2012 were $112.1 million, compared to $120.5 million last quarter and $161.4 million a year earlier. The allowance for possible loan losses as a percentage of loans at June 30, 2012 was 1.24 percent, compared to 1.52 percent at the end of the second quarter of 2011.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, July 25, 2012, at 10 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 2 p.m. CT until midnight Sunday, July 29, 2012 at 855-859-2056, with Conference ID #10492542. The call will also be available by webcast at the URL listed below and available for playback after 2 p.m. CT. After entering the website, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $20.9 billion in assets at June 30, 2012 and more than 115 financial centers throughout Texas. One of 24 U.S. banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effects of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2012		2011
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$149,217	$149,707	$150,323	$145,361	$144,333
Net interest income(1)	163,972	164,707	165,340	160,579	159,509
Provision for loan losses	2,355	1,100	—	9,010	8,985
Non-interest income:
Trust and investment management fees	21,279	20,652	18,861	19,652	20,313
Service charges on deposit accounts	20,639	20,794	21,475	22,072	21,328
Insurance commissions and fees	9,171	12,377	7,450	9,569	7,908
Interchange and debit card transaction fees	4,292	4,117	4,166	8,719	8,695
Other charges, commissions and fees	7,825	7,350	7,125	6,572	6,825
Net gain (loss) on securities transactions	370	(491)	—	6,409	—
Other	6,187	7,180	8,583	6,224	5,723

Total non-interest income	69,763	71,979	67,660	79,217	70,792
Non-interest expense:
Salaries and wages	62,624	63,702	66,126	61,697	61,775
Employee benefits	14,048	16,701	12,574	12,004	13,050
Net occupancy	12,213	11,797	11,413	12,080	11,823
Furniture and equipment	13,734	13,420	13,454	13,106	12,628
Deposit insurance	2,838	2,497	2,773	2,583	2,598
Intangible amortization	994	1,011	1,052	1,108	1,107
Other	36,085	32,912	36,441	34,829	33,816

Total non-interest expense	142,536	142,040	143,833	137,407	136,797

Income before income taxes	74,089	78,546	74,150	78,161	69,343
Income taxes	16,027	17,513	18,736	23,654	13,657

Net income	$58,062	$61,033	$55,414	$54,507	$55,686

PER SHARE DATA
Net income—basic	$0.94	$0.99	$0.90	$0.89	$0.91
Net income—diluted	0.94	0.99	0.90	0.89	0.91
Cash dividends	0.48	0.46	0.46	0.46	0.46
Book value at end of quarter	38.48	37.81	37.27	36.69	35.54

OUTSTANDING SHARES
Period-end shares	61,404	61,373	61,264	61,245	61,245
Weighted-average shares—basic	61,291	61,201	61,154	61,137	61,094
Dilutive effect of stock compensation	344	332	54	102	297
Weighted-average shares—diluted	61,635	61,533	61,208	61,239	61,391

SELECTED ANNUALIZED RATIOS
Return on average assets	1.14%	1.23%	1.12%	1.15%	1.23%
Return on average equity	9.95	10.59	9.74	9.79	10.45
Net interest income to average earning assets(1)	3.61	3.73	3.76	3.81	3.95

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2012		2011
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,268	$8,050	$7,975	$8,036	$8,080
Earning assets	18,605	18,087	17,806	17,053	16,356
Total assets	20,401	19,920	19,579	18,825	18,170
Non-interest-bearing demand deposits	6,829	6,399	6,325	5,905	5,464
Interest-bearing deposits	10,053	9,998	9,804	9,524	9,379
Total deposits	16,882	16,397	16,129	15,429	14,843
Shareholders’ equity	2,347	2,317	2,258	2,209	2,137

Period-End Balance:
Loans	$8,490	$8,127	$7,995	$8,090	$8,068
Earning assets	19,033	18,583	18,498	17,728	16,710
Goodwill and intangible assets	546	547	539	540	541
Total assets	20,866	20,417	20,317	19,490	18,478
Total deposits	17,277	16,909	16,757	16,064	15,104
Shareholders’ equity	2,363	2,321	2,284	2,247	2,177
Adjusted shareholders’ equity(1)	2,110	2,076	2,036	2,003	1,974

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$105,648	$107,181	$110,147	$115,433	$122,741
As a percentage of period-end loans	1.24%	1.32%	1.38%	1.43%	1.52%
Net charge-offs:	$3,888	$4,066	$5,286	$16,318	$10,565
Annualized as a percentage of average loans	0.19%	0.20%	0.26%	0.81%	0.52%

Non-performing assets:
Non-accrual loans	$92,255	$97,870	$94,338	$110,178	$130,528
Foreclosed assets	19,818	22,676	26,608	29,114	30,822

Total	$112,073	$120,546	$120,946	$139,292	$161,350
As a percentage of:
Total loans and foreclosed assets	1.32%	1.48%	1.51%	1.72%	1.99%
Total assets	0.54	0.59	0.60	0.71	0.87

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.07%	14.47%	14.38%	14.59%	14.37%
Total Risk-Based Capital Ratio	15.61	16.10	16.24	16.57	16.42
Leverage Ratio	8.65	8.68	8.66	8.82	8.94
Equity to Assets Ratio (period-end)	11.32	11.37	11.24	11.53	11.78
Equity to Assets Ratio (average)	11.51	11.63	11.53	11.73	11.76

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	Six Months Ended
	June 30,
	2012	2011
CONDENSED INCOME STATEMENTS
Net interest income	$298,924	$286,092
Net interest income(1)	328,679	316,146
Provision for loan losses	3,455	18,435
Non-interest income:
Trust and investment management fees	41,931	39,784
Service charges on deposit accounts	41,433	42,578
Insurance commissions and fees	21,548	18,402
Interchange and debit card transaction fees	8,409	16,740
Other charges, commissions and fees	15,175	14,053
Net gain (loss) securities transactions	(121)	5
Other	13,367	11,563

Total non-interest income	141,742	143,125

Non-interest expense:
Salaries and wages	126,326	124,205
Employee benefits	30,749	28,361
Net occupancy	24,010	23,475
Furniture and equipment	27,154	24,909
Deposit insurance	5,335	7,358
Intangible amortization	2,005	2,227
Other	68,997	66,323

Total non-interest expense	284,576	276,858

Income before income taxes	152,635	133,924
Income taxes	33,540	26,310

Net income	$119,095	$107,614

PER SHARE DATA
Net income— basic	$1.94	$1.76
Net income— diluted	1.93	1.75
Cash dividends	0.94	0.91
Book value at end of period	38.48	35.54

OUTSTANDING SHARES
Period-end shares	61,404	61,245
Weighted-average shares—basic	61,246	61,056
Dilutive effect of stock compensation	339	307
Weighted-average shares—diluted	61,585	61,363

SELECTED ANNUALIZED RATIOS
Return on average assets	1.19%	1.21%
Return on average equity	10.27	10.29
Net interest income to average earning assets(1)	3.67	3.99

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Six Months Ended
	June 30,
	2012	2011
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,159	$8,081
Earning assets	18,346	16,091
Total assets	20,161	17,926
Non-interest-bearing demand deposits	6,614	5,356
Interest-bearing deposits	10,025	9,301
Total deposits	16,639	14,657
Shareholders’ equity	2,332	2,110

Period-End Balance:
Loans	$8,490	$8,068
Earning assets	19,033	16,710
Goodwill and intangible assets	546	541
Total assets	20,866	18,478
Total deposits	17,277	15,104
Shareholders’ equity	2,363	2,177
Adjusted shareholders’ equity(1)	2,110	1,974

ASSET QUALITY
($ in thousands)
Allowance for loan losses	$105,648	$122,741
As a percentage of period-end loans	1.24%	1.52%

Net charge-offs:	$7,954	$22,010
Annualized as a percentage of average loans	0.20%	0.55%

Non-performing assets:
Non-accrual loans	$92,255	$130,528
Foreclosed assets	19,818	30,822

Total	$112,073	$161,350
As a percentage of:
Total loans and foreclosed assets	1.32%	1.99%
Total assets	0.54	0.87

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.07%	14.37%
Total Risk-Based Capital Ratio	15.61	16.42
Leverage Ratio	8.65	8.94
Equity to Assets Ratio (period-end)	11.32	11.78
Equity to Assets Ratio (average)	11.57	11.77

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).